As filed with the Securities and Exchange Commission on August 6, 2002
Registration No. 333-66540

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 4
to
FORM S-1
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

PLANVISTA CORPORATION
(Exact name of registrant as specified in charter)

Delaware	6411	13-3787901
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4010 Boy Scout Blvd., Suite 200
Tampa, Florida 33607
(813) 353-2300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Phillip S. Dingle
Chief Executive Officer
PlanVista Corporation
4010 Boy Scout Blvd., Suite 200, Tampa, Florida 33607
(813) 353-2300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

David C. Shobe, Esq. Olga M. Pina, Esq. Fowler White Boggs Banker P.A. 501 East Kennedy Blvd., Suite 1700 Tampa, Florida 33602 (813) 228-7411	Howard B. Adler, Esq. Gibson, Dunn & Crutcher LLP 1050 Connecticut Avenue, N.W. Washington, D.C. 20036-5306 (202) 955-8500

Approximate date of commencement of proposed sale to the public:    as soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐  _______

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐  _______

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐  _______

If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

The purpose of this Amendment No. 4 to Registration Statement on Form S-1 (the “Registration Statement”) is solely to file certain exhibits to the Registration Statement as set forth below in Item 16(a) of Part II.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are estimated (other than underwriting discounts and commissions) to be as follows:

SEC registration fee	$7,360
NASD filing fee	$8,500
Accountants’ fees and expenses	$100,000
Legal fees and expenses	$300,000
Underwriters’ accountable expense reimbursement	$682,000
NYSE additional listing fee	$50,000
Nasdaq listing fee	$100,000
Printer fees	$250,000
Miscellaneous	$52,140

Total	$1,550,000

Item 14.    Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law permits indemnification of directors, officers and employees of a corporation under certain conditions and subject to certain limitations. The Registrant’s certificate of incorporation contains provisions for the indemnification of directors, officers and employees within the limitations permitted by Section 145. In addition, the Registrant has entered into indemnity agreements with certain of its directors and officers which provide the maximum indemnification allowed by Section 145. The Registrant’s officers and directors are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

The underwriting agreement (Exhibit 1.1 hereto) provides for indemnification by the underwriters of the Registrant and its executive officers and directors for some liabilities, including liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), in connection with matters specifically provided in writing by the underwriters for inclusion in the Registration Statement.

Item 15.    Recent Sales of Unregistered Securities

The following share information gives effect to the Registrant’s approved one-for-five reverse stock split.

1.
On June 18, 2001, we issued 141,952 shares of our common stock to HealthPlan Holdings, Inc. in a private placement transaction pursuant to Section 4(2) of the Securities Act, in connection with the sale of our third party administration and managing general underwriter business.

2.
On July 2, 2001, we issued 15,000 shares of our common stock to HealthPlan Holdings, Inc. in a private placement transaction pursuant to Section 4(2) of the Securities Act, in connection with HealthPlan Holdings’ coverage of certain pre-closing liabilities of HPS.

3.
On July 2, 2001, we sold 96,000 shares of our common stock to the following investment accounts: NCR Pension Trust, Raytheon Master Pension Trust, Georgia Pacific Corporation and Halliburton, all of which are managed by DePrince, Race & Zollo, Inc., in a private placement transaction pursuant to Section 4(2) of the Securities Act, in exchange for $3,300,000 cash, representing a discount of 15% from the trading price of our common stock on the New York Stock Exchange for the ten days preceding the sale.

4.
On July 3, 2001, we issued 15,000 shares to First Union National Bank (n/k/a Wachovia Bank, National Association), as administrative agent for our senior lenders, for distribution on a pro rata basis among the lenders, in a private placement transaction pursuant to Section 4(2) of the Securities Act, in exchange for the lenders’ consent to the transactions contemplated by a post-closing letter agreement between us and HealthPlan Holdings, Inc. dated July 2, 2001.

5.
On July 6, 2001, we issued 2,500 shares of our common stock to HealthPlan Holdings, Inc. in a private placement transaction pursuant to Section 4(2) of the Securities Act, in connection with HealthPlan Holdings’ coverage of certain pre-closing liabilities of HealthPlan Services, Inc.

6.
On July 9, 2001, we sold 14,700 shares of our common stock to Iceplate & Co., an investment account managed by DePrince, Race & Zollo, Inc. in a private placement transaction pursuant to Section 4(2) of the Securities Act of 1933, in exchange for $500,000 cash, representing a discount of 15% from the average trading price of our common stock on the New York Stock Exchange for the ten days preceding the sale.

7.
On July 16, 2001, we issued 2,169 shares of our common stock to HealthPlan Holdings, Inc. in a private placement transaction pursuant to Section 4(2) of the Securities Act, in connection with HealthPlan Holdings’ coverage of certain pre-closing liabilities of HealthPlan Services, Inc.

8.
On July 24, 2001, we issued 725 shares of our common stock to HealthPlan Holdings, Inc. in a private placement transaction pursuant to Section 4(2) of the Securities Act, in connection with HealthPlan Holdings’ coverage of certain pre-closing liabilities of HealthPlan Services, Inc.

9.
On March 18, 2002 we issued 5,545 shares of our common stock to HealthPlan Holdings, Inc. in a private placement transaction pursuant to Section 4(2) of the Securities Act, in lieu of interest under a $5 million convertible subordinated promissory note which had been delivered to HealthPlan Holdings, Inc. in connection with the sale to them of our third party administration and managing general underwriter businesses in 2001.

10.
On March 27, 2002, we issued 54,874 shares to New England Financial in a private placement transaction pursuant to Section 4(2) of the Securities Act, which, along with an agreement to perform certain services, were paid by us as consideration for the forgiveness of a debt to New England Financial totaling $2,470,003, representing a promissory note in the principal amount of $1,000,000 and accrued but unpaid interest through the date of forgiveness.

11.
On April 12, 2002, we issued 162,654 shares to HealthPlan Holdings, Inc. in a private placement transaction pursuant to Section 4(2) of the Securities Act upon conversion of a $5 million convertible subordinated promissory note which had been delivered to HealthPlan Holdings, Inc. in connection with the sale to them of our third party administration and managing general underwriter businesses in 2001.

12.
On April 12, 2002, we issued an aggregate of 15,000 shares to our senior lenders for distribution on a pro rata basis among the lenders, in a private placement transaction pursuant to Section 4(2) of the Securities Act, in connection with the closing of the restructuring of our senior credit facility.

13.
On April 12, 2002 we issued an aggregate of 29,000 shares of our Series C convertible preferred stock to our senior lenders, on a pro rata basis, in a private placement transaction pursuant to Section 4(2) of the Securities Act, in connection with the restructuring of our senior credit facility.

14.
We have issued an additional 40,000 shares to HealthPlan Holdings, Inc. as penalty shares under the registration and redemption provisions of the registration rights agreement between us and HealthPlan Holdings, Inc., dated June 18, 2001. These shares were issued in a private placement transaction pursuant to Section 4(2) of the Securities Act in increments from time to time since December 2001 through May 15, 2002, in accordance with the terms of the registration rights agreement.

15.
On April 12, 2002, we issued warrants for the purchase of an aggregate of 40,000 shares to Centra Benefits Services, Inc. at an exercise price of $31.99 per share (giving effect to the one-for-five reverse stock split), in connection with the restructure of certain promissory notes to them for the purpose of extending the maturity date.

16.
On June 7, 2002, we issued 2,765 shares of our common stock to HealthPlan Holdings, Inc. in a private placement transaction pursuant to Section 4(2) of the Securities Act, in lieu of interest under a $5 million convertible subordinated promissory note which had been delivered to HealthPlan Holdings, Inc. in connection with the sale to them of our third party administration and managing general underwriter business in 2001.

17.
On July 1, 2002, we issued 630 shares of our Series C convertible preferred stock, pro rata to our senior lenders, in a private transaction pursuant to Section 4(2) of the Securities Act, as payment of dividends, payable in kind in shares of our Series C convertible preferred stock pursuant to the terms of the certificate of designation of our Series C convertible preferred stock.

Item 16.    Exhibits and Financial Statement Schedules

(a)    Exhibits

Exhibit No.	Description
1.1	Form of Underwriting Agreement.**
2.1
Stock Purchase Agreement dated as of December 18, 1996, by and among Noel Group, Inc., Automatic Data Processing, Inc. and HealthPlan Services Corporation (incorporated by reference to Exhibit 2.1 to the Noel Group, Inc.’s Current Report on Form 8-K dated February 7, 1997).

2.2
Subscription and Asset Contribution Agreement dated June 16, 1998, by and between CENTRA HealthPlan LLC, and its prospective members: HealthPlan Services, Inc., and CENTRA Benefit Services, Inc. (incorporated by reference to Exhibit 2.8 to the HealthPlan Services Corporation 1998 Annual Report and Form 10-K filed on March 30, 1999).

2.3
Amended and Restated Acquisition Agreement dated May 15, 1998, by and among HealthPlan Services Corporation, National Preferred Provider Network, Inc., and other parties named therein (incorporated by reference to Exhibit 2.8 to the HealthPlan Services Corporation Annual Report on Form 10-K filed on March 30, 1999).

2.4
Asset Purchase Agreement effective July 5, 2000, by and between HealthPlan Services, Inc. and Sheakley-Uniservice, Inc. (incorporated by reference to Exhibit 2.12 to the PlanVista Corporation Annual Report on Form 10-K/A. filed on April 20, 2001).

2.5
Asset Purchase Agreement dated as of August 28, 2000, by and between Trewit, Inc., HealthPlan Services, Inc., Montgomery Management Corporation, and HealthPlan Services Corporation; Amendment to Asset Purchase Agreement effective as of October 25, 2000, by and between HealthPlan Services, Inc., Montgomery Management Corporation, HealthPlan Services Corporation, Trewit, Inc., and Harrington Benefit Services, Inc.; Post-Closing Amendment to Asset Purchase Agreement and Escrow Agreement dated as of January 12, 2001, by and between HealthPlan Services, Inc., HealthPlan Services Corporation, Trewit, Inc., and Harrington Benefit Services, Inc., and for purposes of the Escrow Agreement Amendment, Wells Fargo Bank Minnesota (incorporated by reference to Exhibit 2.13 to the HealthPlan Services Corporation 2000 Annual Report on Form 10-K405 filed on April 11, 2001).

Exhibit No.		Description
2.6
Asset Purchase Agreement dated September 15, 2000, by and among ProHealth, Inc., Sheakley Unicomp, Inc., and HealthPlan Services, Inc. (incorporated by reference to Exhibit 2.14 to the PlanVista Corporation Annual Report on Form 10-K/A, filed on April 20, 2001).

2.7
Stock Purchase Agreement dated as of April 1, 2001, by and between HealthPlan Holdings, Inc. and HealthPlan Services Corporation (incorporated by reference to Exhibit 2.15 to the HealthPlan Services Corporation 2000 Annual Report on Form 10-K405 filed on April 11, 2001); First Amendment to Stock Purchase Agreement dated as of June 18, 2001.**

2.8
Certificate of Ownership and Merger merging PlanVista Corporation and HealthPlan Services Corporation effective April 13, 2001 (incorporated by reference to Exhibit 99.2 to the HealthPlan Services Corporation Form 8-K Current Report filed on April 20, 2001).

3.1		Certificate of Incorporation, as amended.**
3.2		By-laws, as amended.**
4.1
Registration rights granted to Automatic Data Processing, Inc. under the Stock Purchase Agreement dated as of December 18, 1996, by and among Noel Group, Inc., Automatic Data Processing, Inc. and HealthPlan Services Corporation. (included in Exhibit 2.1).

4.2		Registration Rights Agreement dated as of June 18, 2001, by and between PlanVista Corporation and HealthPlan Holdings, Inc.**
4.3		Registration Rights Agreement dated as of July 2, 2001, by and between PlanVista Corporation, First Union National Bank and the Holders listed on the signature pages thereof.**
4.4		Registration rights granted under the Stockholders Agreement dated as of April 12, 2002, by and among PlanVista Corporation and the Series C Stockholders named therein (included in Exhibit 10.8(k)).
4.5		Stock Purchase and Registration Rights Agreement dated as of July 5, 2001, by and between PlanVista Corporation and DePrince Race & Zollo, Inc. on behalf of the Purchasers named therein.**
4.6
Letter Agreement dated as of March 8, 2002, by and between New England Financial and PlanVista Corporation; Clarification of Letter Agreement dated as of March 18, 2002, by and between New England Financial and PlanVista Corporation.**

4.7	(a)	Letter Agreement dated as of July 1, 2002, by and between HealthPlan Holdings, Inc. and PlanVista Corporation.**
	(b)	Letter Agreement dated as of July 26, 2002, by and between HealthPlan Holdings, Inc. and PlanVista Corporation.
4.8	(a)
Letter Agreement dated as of June 28, 2002, by and between PlanVista Corporation, Wachovia Bank, National Association, as administrative agent, and the other lenders listed on the signature pages thereto.**

(b)
Letter Agreement dated as of July 22, 2002, by and among PlanVista Corporation, Wachovia Bank, National Association, as administrative agent, and the other lenders listed on the signature pages thereto.

4.9		Excerpts from the Certificate of Incorporation, as amended (included in Exhibit 3.1).
4.10		Excerpts from the By-laws, as amended (included in Exhibit 3.2).
4.11		Specimen stock certificate.
5.1		Form of opinion of counsel to the registrant.

Exhibit No.		Description
10.1
Amended and Restated HealthPlan Services Corporation 1996 Employee Stock Option Plan (compensatory plan) (incorporated by reference to Exhibit 4.3 to the HealthPlan Services Corporation Form S-8 Registration Statement #333-31913, filed on July 23, 1997).

10.2
HealthPlan Services Corporation 1996 Employee Stock Purchase Plan (compensatory plan) (incorporated by reference to Exhibit 4.3 to the HealthPlan Services Corporation Form S-8 Registration Statement #333-07641 filed on July 3, 1996).

10.3		Amendment of the Employee Stock Purchase Plan (compensatory plan) (incorporated by reference to Exhibit A to the PlanVista Corporation 2001 Proxy Statement on Form DEF14A filed on April 25, 2001).
10.4
HealthPlan Services Corporation 1995 Incentive Equity Plan (compensatory plan) (incorporated by reference to Exhibit 10.7 to the HealthPlan Services Corporation Form S-1 Registration Statement #33-90472, filed on May 18, 1995).

10.5
1995 HealthPlan Services Corporation Directors Stock Option Plan (compensatory plan) (incorporated by reference to Exhibit 10.10 to the HealthPlan Services Corporation Form S-1 Registration Statement #33-90472, filed on May 18, 1995).

10.6
Amended and Restated HealthPlan Services Corporation 1997 Directors Equity Plan (compensatory plan) (incorporated by reference to Exhibit 4.3 to the HealthPlan Services Corporation Form S-8 Registration Statement #333-31915, filed on July 23, 1997).

10.7
HealthPlan Services Corporation 1998 Officer Bonus Plan Summary (compensatory plan) (substantially similar to 1999 and 2000 Plans) (incorporated by reference to Exhibit 10.17 to the PlanVista Corporation Annual Report on Form 10-K/A, filed on April 17, 2002).

10.8	(a)
Third Amended and Restated Credit Agreement dated as of April 12, 2002, by and among PlanVista Corporation, Wachovia Bank, National Association (f/k/a First Union National Bank), and the other lenders named therein (incorporated by reference to Exhibit 10.12(i) to the PlanVista Corporation 2001 Annual Report on Form 10-K/A, filed on April 17, 2002).

(b)
Series C Convertible Preferred Stock Issuance and Restructuring Agreement dated as of April 12, 2002, by and among PlanVista Corporation, Wachovia Bank, National Association
(f/k/a First Union National Bank), as administrative agent, and the other lenders named therein (incorporated by reference to Exhibit 10.12(j) to the PlanVista Corporation 2001 Annual Report on Form 10-K/A, filed on April 17, 2002).

(c)
Stockholders Agreement dated as of April 12, 2002, by and among PlanVista Corporation and the Series C Stockholders named therein (incorporated by reference to Exhibit 10.12(k) to the PlanVista Corporation 2001 Annual Report on Form 10-K/A, filed on April 17, 2002).

(d)
Certificate of Designation of Series and Determination of Rights and Preferences of Series C Convertible Preferred Stock of PlanVista Corporation as filed with the Secretary of State of Delaware on April 8, 2002 (included in Exhibit 3.1).

(e)
Letter Agreement dated April 12, 2002, by and among PlanVista Corporation, Wachovia Bank, National Association, (f/k/a First Union National Bank) as administrative agent, and the other lenders named therein (incorporated by reference to Exhibit 10.12(m) to the PlanVista Corporation 2001 Annual Report on Form 10-K/A, filed on April 17, 2002), as amended and restated by the Letter Agreement dated as of June 28, 2002, by and among PlanVista Corporation, Wachovia National Association, as administrative agent, and the other lenders named therein (included in Exhibit 4.8).

Exhibit No.		Description
(f)
Promissory note dated April 12, 2002, by and among PlanVista Corporation, Wachovia Bank, National Association (f/k/a First Union National Bank), as administrative agent, and the other lenders noted therein (incorporated by reference to Exhibit 10.12(n) to the PlanVista Corporation 2001 Annual Report on Form 10-K/A, filed on April 17, 2002).

10.9	(a)
Employment and Noncompetition Agreement dated as of June 1, 2000, by and between HealthPlan Services Corporation and Phillip S. Dingle, including Amendment thereto dated January 30, 2001 (Management Contract) (incorporated by reference to Exhibit 10.24 to the HealthPlan Services Corporation 2000 Annual Report on Form 10-K405 filed on April 11, 2001).

	(b)	Amendment to Employment and Noncompetition Agreement dated as of July 17, 2002.
10.10	(a)	Employment and Noncompetition Agreement dated as of June 1, 2001, by and between PlanVista Corporation and Jeffrey L. Markle.**
	(b)	Amendment to Employment and Noncompetition Agreement dated as of July 17, 2002
10.11		Letter Agreement dated as of June 28, 2001, by and between PlanVista Corporation and Arthur Andersen LLP.**
10.12		Letter Agreement dated as of July 17, 2001, by and between PlanVista Corporation and William Blair & Company, L.L.C.**
10.13		Sublease Agreement dated as of June 18, 2001, by and between HealthPlan Services, Inc. and PlanVista Corporation.**
10.14
Lease Agreement dated as of July 14, 1994, by and between D.K. Third Party Administrators, Inc. (n/k/a PlanVista Corporation) and Wisener Professional Building, Inc., as amended on December 7, 1995, April 3, 1997, and February 5, 1998, by Addendum to Lease between Wisener Professional Building, Inc. and D.K. Third Party Administrators, Inc. (n/k/a PlanVista Corporation).**

10.15		Lease Agreement dated as of January 9, 2002, by and between PlanVista Corporation and Metropolitan Life Insurance Company.**
21.1		Subsidiaries of the registrant.
23.1		Consent of PricewaterhouseCoopers LLP.*
23.2		Consent of Fowler White Boggs Banker P.A. (included in 5.1).
24.1		Power of Attorney.**

*	To be filed by amendment.
**	Previously filed.

(b)    Financial Statement Schedule

Schedule	II—Valuation and Qualifying Accounts.

Item 17.    Undertakings

The undersigned registrant hereby undertakes that:

1.
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective and

2.
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWERS OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tampa, Florida, on the 6th day of August, 2002.

PLANVISTA CORPORATION

By:	/s/ Phillip S. Dingle
Phillip S. Dingle Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities indicated on August 6, 2002.

Signature	Title

/s/ Phillip S. Dingle Phillip S. Dingle	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)
/s/ Donald W. Schmeling Donald W. Schmeling	Chief Financial Officer (Principal Financial and Accounting Officer)
* William L. Bennett	Director
* David J. Ferrari	Director
* Christopher J. Garcia	Director
* Martin L. Garcia	Director
* John D. Race	Director
* Randy Sugarman	Director

*By:	/s/ Phillip S. Dingle
Phillip S. Dingle Attorney-in-Fact

Exhibit Index

Exhibit No.	Description

4.7(b)	Letter Agreement dated as of July 26, 2002, and between HealthPlan Holdings, Inc. and PlanVista Corporation.

4.8(b)
Letter Agreement dated as of July 22, 2002, by and among PlanVista Corporation Wachovia Bank, National Association, as administrative agent, and the other lenders listed on the signature pages thereto.

4.11	Specimen stock certificate.

5.1	Form of opinion of counsel to the registrant.

21.1	Subsidiaries of the registrant.